As filed with the Securities and Exchange Commission on May 4, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

FORMFACTOR, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3711155
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2140 Research Drive
Livermore, California 94550
(Address, including Zip Code, of Principal Executive Offices)

2002 Equity Incentive Plan
2002 Employee Stock Purchase Plan
(Full Title of the Plan)

Jens Meyerhoff
Chief Operating Officer and Chief Financial Officer
FormFactor, Inc.
2140 Research Drive
Livermore, California 94550
(925) 294-4300
(Name, Address and Telephone Number of Agent For Service)

Copy to:
Gordon K. Davidson, Esq.
Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, California 94041
(650) 988-8500

CALCULATION OF REGISTRATION FEE

Title of Each Class	Amount	Proposed Maximum	Proposed Maximum
of Securities To Be	To Be	Offering Price	Aggregate	Amount of
Registered	Registered (1)	Per Share	Offering Price	Registration Fee
Common Stock, $0.001 par value per share	2,208,602 (2)	$17.76 (3)	$38,245,625.52 (3)	$4,845.72 (4)

(1)	This Registration Statement shall cover any additional shares of Common Stock which become issuable under the Registrant’s 2002 Equity Incentive Plan and 2002 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)	Represents (i) 1,840,502 shares of the Registrant’s Common Stock that are available for issuance under the Registrant’s 2002 Equity Incentive Plan, which amount represents an automatic increase in the number of shares available for issuance equal to 5% of the total outstanding shares of the Registrant as of December 31, 2003, and (ii) 368,100 shares of the Registrant’s Common Stock that are available for issuance under the Registrant’s 2002 Employee Stock Purchase Plan, which amount represents an automatic increase in the number of shares available for issuance equal to 1% of the total outstanding shares of the Registrant as of December 31, 2003. These automatic increases were effective as of January 1, 2004.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, and based upon the average of the high and low sales prices of the Registrant’s Common Stock as reported by the Nasdaq National Market on April 29, 2004. For calculating the Proposed Maximum Aggregate Offering Price for shares issuable under the 2002 Employee Stock Purchase Plan, the average sales price of the Registrant’s Common Stock on April 29, 2004 has been multiplied by 85%, which is the percentage of the fair market value per share at which a share is sold under such plan.

(4)	After the payment of the filing fee for the Registrant’s Form S-1 Registration Statement (File No. 333-109815), the Registrant has on file with the Securities and Exchange Commission $5,343.18 and such amount is credited against the registration fee for this Registration Statement pursuant to Rule 457 under the Securities Act of 1933.

INCORPORATION OF PREVIOUS REGISTRATION STATEMENT
PURSUANT TO GENERAL INSTRUCTION E

     Pursuant to General Instruction E of Form S-8, the Registrant is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register an additional (i) 1,840,502 shares of the Registrant’s Common Stock under the Registrant’s 2002 Equity Incentive Plan and (ii) 368,100 shares of the Registrant’s Common Stock under the Registrant’s 2002 Employee Stock Purchase Plan, pursuant to the provisions of such plans providing for an automatic increase in the number of shares available for issuance under such plans. The shares of the Registrant’s Common Stock that are available for issuance under the Registrant’s 2002 Equity Incentive Plan and 2002 Employee Stock Purchase Plan, other than the shares being registered hereby, were registered on a Form S-8 Registration Statement (File No. 333-106043) filed on June 12, 2003 (the “Initial Form S-8 Registration Statement”). The contents of the Initial Form S-8 Registration Statement are hereby incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference.

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 27, 2003 filed on March 22, 2004 pursuant to Section 13(a) of the Securities Exchange Act of 1934, which Annual Report contains audited financial statements for the year ended December 27, 2003;

(b)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed under Section 12(g) of the Securities Exchange Act on June 6, 2003; and

(c)	All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

     As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

     As permitted by the Delaware General Corporation Law, the Registrant’s bylaws provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions where indemnification is not permitted by applicable law;

•	the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

     In addition, the Registrant has entered into indemnity agreements with each of its directors and officers. These agreements provide for the indemnification of the Registrant’s officers and directors for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the Registrant. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

     Registrant has obtained directors’ and officers’ insurance to cover its directors and officers for certain liabilities, including coverage for public securities matters.

     The indemnification provisions in the Registrant’s certificate of incorporation and bylaws and the indemnity agreements entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.

     Reference is also made to Section 7 of the underwriting agreement for the Registrant’s initial public offering filed as Exhibit 1.01 to the Registrant’s Form S-1 Registration Statement (File No. 333-86738) and the underwriting agreement for the Registrant’s follow-on public offering filed as Exhibit 1.01 to the Registrant’s Form S-1 Registration Statement (File No. 333-109815), each of which provides for the indemnification by the underwriters of the Registrant and its executive officers, directors and controlling persons against certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided for in writing by the underwriters for inclusion in the applicable Form S-1 Registration Statement.

     See also the undertakings set out in response to Item 9.

     Reference is made to the following documents filed as exhibits to the Form S-1 Registration Statement (File No. 333-109815) regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Amended and Restated Certificate of Incorporation of the Registrant as filed with the
Delaware Secretary of State on June 17, 2003.	3.01

Amended and Restated Bylaws of the Registrant.	3.02

Sixth Amended and Restated Rights Agreement by and among the Registrant and certain stockholders of the Registrant dated July 13, 2001.	4.02

Stockholders Agreement by and among the Registrant, Dr. Igor Y. Khandros, Susan Bloch and Richard Hoffman dated February 9, 1994.	4.03

Stockholders Agreement by and among the Registrant, Dr. Igor Y. Khandros, Susan Bloch and Milton Ohring dated April 11, 1994.	4.04

Stockholders Agreement by and among the Registrant, Dr. Igor Y. Khandros, Susan Bloch and Benjamin Eldridge dated August 12, 1994.	4.05

Stockholders Agreement by and among the Registrant, Dr. Igor Y. Khandros, Susan Bloch and Charles Baxley, P.C. dated September 8, 1994.	4.06

Form of Indemnity Agreement.	10.01

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

3.01(1)	Amended and Restated Certificate of Incorporation of the Registrant as filed with the Delaware Secretary of State on June 17, 2003.

3.02(1)	Amended and Restated Bylaws of the Registrant.

4.01(2)	Specimen Common Stock Certificate.

4.02(2)	Sixth Amended and Restated Rights Agreement by and among the Registrant and certain stockholders of the Registrant dated July 13, 2001.

4.03(2)	Stockholders Agreement by and among the Registrant, Dr. Igor Y. Khandros, Susan Bloch and Richard Hoffman dated February 9, 1994.

4.04(2)	Stockholders Agreement by and among the Registrant, Dr. Igor Y. Khandros, Susan Bloch and Milton Ohring dated April 11, 1994.

4.05(2)	Stockholders Agreement by and among the Registrant, Dr. Igor Y. Khandros, Susan Bloch and Benjamin Eldridge dated August 12, 1994.

4.06(2)	Stockholders Agreement by and among the Registrant, Dr. Igor Y. Khandros, Susan Bloch and Charles Baxley, P.C. dated September 8, 1994.

5.01	Opinion of Fenwick & West LLP.

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01).

23.02	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

24.01	Power of Attorney (see page II-6 of this Registration Statement).

99.01(3)	2002 Equity Incentive Plan, and forms of option grant.

99.02(4)	2002 Employee Stock Purchase Plan.

(1)	Incorporated by reference to the exhibit of the same number in the Registrant’s Form S-1 Registration Statement (Registration No. 333-109815), declared effective by the Securities and Exchange Commission on November 4, 2003.

(2)	Incorporated by reference to the exhibit of the same number in the Registrant’s Form S-1 Registration Statement (Registration No. 333-86738), declared effective by the Securities and Exchange Commission on June 11, 2003.

(3)	Incorporated by reference to Exhibit 10.06 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-86738), declared effective by the Securities and Exchange Commission on June 11, 2003.

(4)	Incorporated by reference to Exhibit 10.07 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-86738), declared effective by the Securities and Exchange Commission on June 11, 2003.

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement – notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6 – Indemnification of Directors and Officers” above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livermore, State of California, on this 3rd day of May, 2004.

FORMFACTOR, INC.
By:	/s/ Jens Meyerhoff
Jens Meyerhoff
Chief Operating Officer and Chief Financial Officer

POWER OF ATTORNEY

     KNOW BY ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Dr. Igor Y. Khandros, Jens Meyerhoff and Stuart L. Merkadeau and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes to this Registration Statement as such attorneys-in-fact and agents so acting deem appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act requisite and necessary to be done with respect to this Registration Statement, including amendments, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
Principal Executive Officer:
/s/ Dr. Igor Y. Khandros Dr. Igor Y. Khandros	President, Chief Executive Officer and Director	May 3, 2004
Principal Financial Officer:
/s/ Jens Meyerhoff Jens Meyerhoff	Chief Operating Officer and Chief Financial Officer	May 3, 2004
Principal Accounting Officer:
/s/ Michael M. Ludwig Michael M. Ludwig	Vice President of Finance and Controller	May 3, 2004

Name	Title	Date
Additional Directors:
/s/ Joseph R. Bronson Joseph R. Bronson	Director	May 3, 2004
/s/ Thomas J. Campbell Thomas J. Campbell	Director	May 3, 2004
/s/ Dr. William H. Davidow Dr. William H. Davidow	Director	May 3, 2004
/s/ G. Carl Everett, Jr. G. Carl Everett, Jr.	Director	May 3, 2004
/s/ James A. Prestridge James A. Prestridge	Director	May 3, 2004

EXHIBIT INDEX

Exhibit
Number	Exhibit Title
5.01	Opinion of Fenwick & West LLP.

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01).

23.02	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

24.01	Power of Attorney (see page II-6 of this Registration Statement).